AMSCAN HOLDINGS, INC.



                                              Filed pursuant to Rule 424(b)(3)
                                              Registration No. 333-45457



Supplement No.4 to Prospectus dated October 2, 2003
Supplement No.1 dated October 3, 2003,
Supplement No.2 dated October 3, 2003,
and Supplement No.3 dated November 14, 2003


The date of this Supplement No.4 is March 29, 2004.

On March 29, 2004, Amscan Holdings, Inc. filed the attached report on Form 8-K.


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                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): March 29, 2004


                              AMSCAN HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)


                                    Delaware
                (State or other jurisdiction of incorporation)


               000-21827                               13-3911462
         (Commission File No.)              (IRS Employer Identification No.)

                               80 Grasslands Road
                            Elmsford, New York 10523
          (Address of principal executive offices, including ZIP code)



                                 (914) 345-2020
                         (Registrant's telephone number,
                              including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

          On March 29, 2004, Amscan Holdings, Inc. ("Amscan") and AAH Holdings Corporation ("AAH Holdings"), an entity jointly controlled by affiliates of Berkshire Partners LLC and Weston Presidio, announced that they have entered into a merger agreement under which AAH Holdings will acquire Amscan. The transaction is structured as a merger of a subsidiary of AAH Holdings with and into Amscan and is subject to the approval of Amscan shareholders as well as regulatory and other customary conditions. In connection with this transaction, the following shareholders of Amscan, representing approximately 99% of the outstanding Amscan common stock on an as-converted basis, entered into support agreements with AAH Holdings: GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1997, L.P., Bridge Street Fund 1997, L.P., American Greetings Corporation, Garry Kieves, The Garry Kieves Retained Annuity Trust, The Garry Kieves Irrevocable Trust Agreement, GNN Growth LLC, Gerald C. Rittenberg and James M. Harrison.

          Copies of the merger agreement, the form of support agreement and press release announcing this transaction are attached as exhibits hereto and are incorporated herein by reference. This summary is qualified by reference to the exhibits attached hereto.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (c) EXHIBITS.

          2.1 Agreement and Plan of Merger, dated as of March 26, 2004, by and among Amscan Holdings, Inc., AAH Holdings Corporation and AAH Acquisition Corporation.

          2.2 Form of Support Agreement, dated as of March 26, 2004, by and among AAH Holdings Inc. and Stockholder.

          99.1 Press Release, dated as of March 26, 2004, jointly issued by Amscan Holdings Inc. Amscan Holdings, Inc., Berkshire Partners LLC and Weston Presidio.

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  March 29, 2004

                                    AMSCAN HOLDINGS, INC.



                                    By:    /s/ Michael A. Correale
                                           -----------------------------
                                    Name:  Michael A. Correale
                                    Title: Vice President, Chief Financial
                                           Officer





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